CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 78 to the registration statement on Form N-1A (File No. 33-56339) (“Registration Statement”) of our reports dated October 6, 2006 and October 10, 2006, relating to the financial statements and financial highlights appearing in the August 31, 2006 Annual Report of Putnam New Value Fund and the Putnam International Capital Opportunities Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP December 22, 2006